Exhibit (a)(1)(x)

ALLIANCE ONE INTERNATIONAL, INC.

SUPPLEMENT NO. 2 TO AMENDED OFFER TO PURCHASE

August 12, 2013

Amended Offer to Purchase for Cash up to

$30.0 Million in Aggregate Principal Amount of its Outstanding

5 1/2% Convertible Senior Subordinated Notes due 2014

(CUSIP No. 018772AQ6)

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, AUGUST 16, 2013, UNLESS EXTENDED AS DESCRIBED HEREIN (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”) OR EARLIER TERMINATED. REGISTERED HOLDERS (EACH, A “HOLDER” AND COLLECTIVELY, THE “HOLDERS”) OF THE CONVERTIBLE NOTES (AS DEFINED BELOW) MUST VALIDLY TENDER (AND NOT VALIDLY WITHDRAW) THEIR CONVERTIBLE NOTES AT OR PRIOR TO THE EXPIRATION TIME IN ORDER TO BE ELIGIBLE TO RECEIVE THE PURCHASE PRICE (AS DEFINED BELOW). TENDERED CONVERTIBLE NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

Alliance One International, Inc., a Virginia corporation (“Alliance One”, “we” or “us”) previously distributed its Amended Offer to Purchase dated July 30, 2013 (as amended and supplemented, the “Offer to Purchase”) in connection with its offer to purchase (the “Offer”) for cash up to $30.0 million in aggregate principal amount of its outstanding 5 1/2% Convertible Senior Subordinated Notes due 2014 (the “Convertible Notes”) on the terms and conditions set forth in the Offer to Purchase and the related Amended Letter of Transmittal. Except as set forth in this Supplement No. 2 (this “Supplement”), in Amendment No. 4, Amendment No. 5 (including the Supplement to Amended Offer to Purchase filed therewith) and Amendment No. 6 to the Issuer Tender Offer Statement on Schedule TO, and in any subsequently filed amendments thereto, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects, and this Supplement should be read in conjunction therewith. Capitalized terms not otherwise defined herein have the meanings given to them in the Offer to Purchase.

1. The Offer to Purchase is hereby amended and supplemented by inserting the following after the section entitled “Summary Historical Financial Information” and immediately above the heading “Material U.S. Federal Income Tax Consequences.”

SUMMARY UNAUDITED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION (QUARTERLY)

The following table presents summary historical consolidated financial information of Alliance One for the three months ended June 30, 2013 and 2012 which have been derived from our unaudited condensed consolidated financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 (the “June 2013 Form 10Q”) and summary unaudited pro forma financial information of Alliance One at and for the three months ended June 30, 2013 which has been derived from the unaudited pro forma condensed consolidated financial statements included below. See “— Pro Forma Condensed Consolidated Financial Statements (Quarterly).”

Our summary historical consolidated financial information is not necessarily indicative of our future performance. The information provided in this table is only summary and does not provide all of the data contained in our financial statements. The summary historical consolidated financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto, in the June 2013 Form 10-Q, which is incorporated by reference into this offering memorandum. You should refer to the sections in the Offer to Purchase entitled “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” for information on how you can obtain copies of our SEC filings, including the June 2013 Form 10-Q.

The summary unaudited pro forma financial information is based on the historical financial information of Alliance One, as adjusted to illustrate the impact of the purchase by us of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer, as well as the completion of the Debt Financing, the Credit Facility Amendment and the Redemption

(collectively, the “Refinancing Transactions”), the completion or effectiveness of which were conditions to the Offer. The unaudited pro forma balance sheet information gives effect to the Refinancing Transactions as if they had been completed as of June 30, 2013. The unaudited pro forma statement of operations information gives effect to the Refinancing Transactions as if they had been completed as of April 1, 2013.

The summary unaudited pro forma financial information is presented for informational purposes only and is not intended to represent or to be indicative of the results of operations or financial position that Alliance One would have reported had the Refinancing Transactions been completed as of the dates set forth above and should not be taken as being indicative of our future consolidated results of operations or financial position.

	Three Months Ended June 30, 2013		Three Months Ended June 30, 2012
	Pro Forma	Actual	Actual
	(in thousands, except per share data and ratio)
Statement of Operations Data:
Sales and other operating revenues	$383,887	$383,887	$357,770
Cost of goods and services sold	355,393	355,393	316,207

Gross profit	28,494	28,494	41,563
Selling, general and administrative expenses	35,491	35,491	36,094
Other income (expense)	1,244	1,244	(190)
Restructuring and asset impairment charges	2,196	2,196	—

Operating income (loss)	(7,949)	(7,949)	5,279
Debt retirement expense	17	17	—
Interest expense	30,340	28,843	27,115
Interest income	1,986	1,986	998

Loss before income taxes and other items	(36,320)	(34,823)	(20,838)
Income tax expense	862	868	9,239
Equity in net loss of investee companies	(1,042)	(1,042)	(195)

Net loss	(38,224)	(36,733)	(30,272)
Less: Net income attributable to noncontrolling interests	129	129	471

Net loss attributable to Alliance One International, Inc.	$(38,353)	$(36,862)	$(30,743)

Per Share Statistics
Net loss attributable to Alliance One International, Inc. (basic)	$(.44)	$(.42)	$(.35)
Net loss attributable to Alliance One International, Inc. (diluted)	(.44)	(.42)	(.35)
Balance Sheet Data (at period end):
Cash and equivalents	$147,715	$148,804	$127,860
Current assets	1,783,492	1,781,427	1,636,007
Noncurrent assets	445,898	432,325	470,087
Current liabilities	931,456	931,456	682,512
Long-term debt	931,663	861,403	984,058
Other long-term liabilities	113,790	113,790	138,914
Total stockholder’s equity of Alliance One International, Inc.	248,714	303,336	297,200
Total assets	2,229,390	2,213,752	2,106,094
Book value per share	2.84	3.46	3.40
Ratio of earnings to fixed charges	N/A	N/A	N/A
Coverage deficiency	$36,320	$34,823	$20,838

2. The Offer to Purchase is hereby amended and supplemented by inserting the following after the section entitled “Miscellaneous—Pro Forma Condensed Consolidated Financial Statements” and immediately above the heading “Where You Can Find Additional Information.”

Pro Forma Condensed Consolidated Financial Statements (Quarterly)

The following unaudited pro forma condensed consolidated financial statements of Alliance One at and for the three months ended June 30, 2013 are based on the historical consolidated financial statements of Alliance One, as adjusted to illustrate the impact of the purchase by us of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer, as well as the completion of the other Refinancing Transactions. The unaudited pro forma condensed consolidated balance sheet gives effect to the Refinancing Transactions as if they had been completed as of June 30, 2013. The unaudited pro forma condensed consolidated statement of operations gives effect to the Refinancing Transactions as if they had been completed as of April 1, 2013.

The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not intended to represent or to be indicative of the results of operations or financial position that Alliance One would have reported had the Refinancing Transactions been completed as of the dates set forth above and should not be taken as being indicative of our future consolidated results of operations or financial position.

Alliance One International, Inc. and Subsidiaries

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Three Months Ended June 30, 2013

(Unaudited)

(in thousands)	Actual	Adjustments		Pro Forma
Sales and other operating revenues	$383,887	$—		$383,887
Cost of goods and services sold	355,393	—		355,393

Gross profit	28,494	—		28,494
Selling, general and administrative expenses	35,491	—		35,491
Other income	1,244	—		1,244
Restructuring and asset impairment recoveries	2,196	—		2,196

Operating loss	(7,949)	—		(7,949)
Debt retirement expense	17	—		17
Interest expense	28,843	1,497	(1)	30,340
Interest income	1,986	—		1,986

Loss before income taxes and other items	(34,823)	(1,497)		(36,320)
Income tax expense	868	(6	) (2)	862
Equity in net loss of investee companies	(1,042)	—		(1,042)

Net loss	(36,733)	(1,491)		(38,224)
Less: Net income attributable to noncontrolling interests	129	—		129

Net loss attributable to Alliance One International, Inc.	$(36,862)	$(1,491)		$(38,353)

Loss per share:
Basic	$(.42)	$(.02	) (3)	$(.44)
Diluted	$(.42)	$(.02	) (4)	$(.44)

See notes to pro forma condensed consolidated statement of operations

Alliance One International, Inc. and Subsidiaries

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(1)	Adjustments to reflect the additional interest expense, amortization of deferred financing fees and amortization of original issue discount in connection with the Credit Facility Amendment and the Debt Financing, assuming the Redemption and purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer, as if the Refinancing Transactions were completed on April 1, 2013:

	Redemption:
	Reduction in interest expense.	$(15,875)
	Reduction in amortization of original issue discount.	(1,024)
	Reduction in amortization of deferred financing costs.	(518)

		(17,417)
	Purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer:
	Reduction in interest expense.	(412)
	Reduction in amortization of deferred financing costs.	(59)

		(471)
	Credit Facility Amendment:
	Incremental commitment fee.	132
	Incremental amortization of deferred financing costs.	340

		472
	Additional borrowings:
	Debt Financing at 9.875% per annum.	18,145
	Amortization of original issue discount related to the Debt Financing.	303
	Amortization of deferred financing costs related to the Debt Financing.	465

		18,913

		$1,497

(2)	Adjustment to reflect a 4.34% effective tax rate on transactions of $132 related to the Credit Facility Amendment that is foreign sourced. All other borrowings are U.S.-based with an effective tax rate of 0%.	$(6)

(3)	Adjustment to reflect impact on basic earnings per share from the incremental pro forma net income.	$(.02)

(4)	Adjustment to reflect impact on basic earnings per share from the incremental pro forma net income.	$(.02)

Nonrecurring charges or credits of $54,622, net of taxes which result directly from the Redemption and the purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer were not considered in the pro forma condensed consolidated statement of operations.

Alliance One International, Inc. and Subsidiaries

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2013

(Unaudited)

(in thousands)	Actual	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$148,804	$(1,089	) (1)	$147,715
Trade and other receivables, net	197,061	—		197,061
Inventories	1,134,403	—		1,134,403
Advances to tobacco suppliers	102,567	—		102,567
Prepaid expenses and other current assets	198,592	3,154	(2)	201,746

Total current assets	1,781,427	2,065		1,783,492
Deferred charges	10,992	13,573	(3)	24,565
Other noncurrent assets	152,568	—		152,568
Property, plant and equipment, net	268,765	—		268,765

Total assets	$2,213,752	$15,638		$2,229,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable to banks	$634,671	$—		$634,671
Accounts payable	92,548	—		92,548
Accrued expenses and other current liabilities	190,477	—		190,477
Income taxes	7,410	—		7,410
Long-term debt current	6,350	—		6,350

Total current liabilities	931,456	—		931,456
Long-term debt	861,403	(650,040	) (4)	211,363
New senior secured second lien notes	—	720,300	(5)	720,300
Other long-term liabilities	113,790	—		113,790
Stockholders’ equity
Common Stock—no par value	461,448	—		461,448
Retained deficit	(104,191)	(54,622	) (6)	(158,813)
Accumulated other comprehensive loss	(53,921)	—		(53,921)

Total stockholders’ equity of Alliance One International, Inc.	303,336	(54,622)		248,714
Noncontrolling interests	3,767	—		3,767

Total stockholders’ equity	307,103	(54,622)		252,481

Total liabilities and stockholders’ equity	$2,213,752	$15,638		$2,229,390

See notes to pro forma condensed consolidated balance sheet

Alliance One International, Inc. and Subsidiaries

NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(1)	To reflect an adjustment for cash used in excess of the proceeds from the Debt Financing for fees and other costs related to the Credit Facility Amendment, issuance of the Debt Financing, the Redemption and the purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	$(1,089)

(2)	To reflect an adjustment to record interest prepayments related to the Redemption and the purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	$3,154

(3)	To reflect adjustments:
	To record deferred financing costs related to the Credit Facility Amendment and the issuance of the Debt Financing.	$20,085
	To eliminate the unamortized deferred financing costs related to the Redemption and the purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	(6,512)

		$13,573

(4)	To reflect an adjustment to record payment for the Redemption, net of original issue discount of $14,960 and the purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	$(650,040)

(5)	To reflect an adjustment to record the issuance of the new Debt Financing, net of original issue discount of $14,700	$720,300

(6)	To reflect adjustments:
	To record the write-off of deferred financing costs of the Redemption and the purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer, and the write-off of original issue discount related to the Redemption.	$(21,472)
	To record one-time costs related to the Redemption and the purchase of $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Offer.	(33,150)

		$(54,622)

The Tender Agent for the Offer is:

D.F. King & Co., Inc.

By Regular, Registered or Certified Mail; Hand or Overnight Delivery:	By Facsimile Transmission: (for eligible institutions only) (212) 709-3328

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005 Attn: Elton Bagley	To confirm receipt of facsimile by telephone: (212) 493-6996

Any questions regarding procedures for tendering Convertible Notes or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other materials should be directed to the Information Agent at the telephone numbers and address listed below. A Holder may also contact the Dealer Manager at the telephone number set forth below or such Holder’s broker, dealer, custodian, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers, Call Collect:

(212) 269-5550

All Others Call Toll Free:

(800) 423-2107

The Dealer Manager for the Offer is:

Deutsche Bank Securities Inc.

Attention: Liability Management Group

60 Wall Street, 2nd Floor

New York, NY 10005

Call Collect: (212) 250-7527

Call Toll Free: (855) 287-1922